Exhibit (g)(3)(a)
THIRD AMENDMENT TO
CUSTODY AND INVESTMENT ACCOUNTING AGREEMENT
     This Third Amendment (the “Amendment”) to the Custody and Investment Accounting Agreement is made and entered into effective as of November 24, 2009 by and among PACIFIC SELECT FUND, a Massachusetts business trust (the “Fund”), STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A., a national banking association (“State Street CA”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street Boston” and together with the Fund and State Street CA, the “Parties”).
     WHEREAS, the Fund has retained State Street CA and State Street Boston to render certain custody, accounting and recordkeeping services to the Fund pursuant to a Custody and Investment Accounting Agreement dated as of June 1, 2001, as amended (the “Agreement”). Unless otherwise defined herein, defined terms shall have the meaning given them in the Agreement;
     WHEREAS, State Street CA desires to be removed as the Fund’s custodian of the securities, other investments, monies, and other properties at any time owned by the Fund’s investment portfolios and as agent to perform certain accounting and recordkeeping functions pursuant to the terms and conditions of the Agreement;
     WHEREAS, State Street Boston desires to be the Fund’s custodian of the securities, other investments, monies, and other properties at any time owned by the Fund’s investment portfolios and agent to perform certain accounting and recordkeeping functions pursuant to the terms and conditions of the Agreement; and
     WHEREAS, the Fund desires to release State Street CA from its duties and obligations under the Agreement, with such duties and obligations to be assumed by State Street Boston.
     NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the Parties hereto agree as follows:
     1. Amendment and Consent. The Parties hereby effect an amendment to the Agreement to remove State Street CA as a party to the Agreement and to substitute State Street Boston for State Street CA as “Custodian” under the Agreement, so that State Street Boston shall be the only entity responsible for providing services under the Agreement. As of the date of this Amendment, the Fund and State Street Boston release State Street CA as “Custodian” and from all of its duties and obligations under the Agreement and State Street CA hereby consents to such release. As of the date of this Amendment, State Street Boston assumes all duties and obligations as custodian of the securities, other investments, monies and other properties at any time owned by the Fund’s investment portfolios and as agent to perform certain accounting and recordkeeping functions pursuant to the terms and conditions of the Agreement. State Street Boston agrees to assume all liabilities arising from State Street CA’s conduct prior to the date hereof and shall be liable to the Fund under the Agreement for any such liabilities.

     2. References to Custodian. The Parties hereby agree that all references to State Street CA as “Custodian” in the Agreement shall be replaced with “State Street Boston.”
     3. Term. This Amendment shall become effective as of the date hereof and shall continue until terminated in accordance with Section VIII of the Agreement.
     4. Definition of Custody Risk. The definition of “Custody Risk” in Section III.B shall be deleted in its entirety and replaced with the following:
“Custody Risk” includes those risks associated with maintaining Assets with Eligible Securities Depositories (as defined below), which include but are not limited to risks involving an Eligible Securities Depository’s expertise and market reputation, the quality of the Eligible Securities Depository’s services, its financial strength, any insurance or indemnification arrangements, the extent and quality of regulation and independent examination of the Eligible Securities Depository, its standing in published ratings, its internal controls and other procedures for safeguarding investments, and any related legal protections.
     5. Section XIV – California Department of Insurance. Section XIV shall be deleted in its entirety and replaced with the following:
XIV. REPRESENTATION AND WARRANTY. Custodian represents that it has a net worth of at least one hundred million dollars ($100,000,000).
     6. Amendment. This Amendment is intended to modify and amend the Agreement. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.
     7. Counterparts. This Amendment may be executed in multiple counterparts, and all counterparts shall be deemed one and the same instrument binding on all Parties.
     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day and year first above written.

PACIFIC SELECT FUND

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa
Title:	Vice President

By: Name:	/s/ Audrey L. Milfs Audrey L. Milfs
Title:	Vice President & Secretary

STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.

By: Name:	/s/ K Bergeron Kenneth A. Bergeron
Title:	Senior Vice President

STATE STREET BANK AND TRUST COMPANY

By: Name:	/s/ K Bergeron Kenneth A. Bergeron
Title:	Senior Vice President

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